Exhibit 10.1

April 17, 2024

Justin Scarpulla

Via email to

Re:	Amendment to Employment Letter Agreement

Dear Justin:

This letter agreement (the “Amendment”) reaffirms and amends the offer letter agreement between you and Identiv, Inc. (the “Company”) dated October 25, 2021 (the “Employment Letter Agreement”) as follows:

1.	Base Salary; Quarterly Performance Bonus

Effective as of April 1, 2024, your base salary will be $345,000 on an annualized basis (the “Base Salary”). The Base Salary will continue to be paid to you in accordance with the Company’s standard payroll procedures.

In addition to your Base Salary, you will continue to be eligible to earn a quarterly performance bonus of up to $31,250 (up to $125,000 annually) at the end of each fiscal quarter based on the level of achievement of performance bonus criteria to be established by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”). Performance achieved will be evaluated on a quarterly basis by the Compensation Committee and earned performance bonuses will be payable in cash. Your Base Salary and incentive compensation will be subject to periodic review and adjustment by the Board in accordance with Company practices.

All other terms contained in the Employment Letter Agreement under the heading “Compensation, Benefits” will remain unchanged.

2.	Termination of Employment without Cause

If the Company terminates your employment without Cause (as defined in the Employment Letter Agreement) and you provide an Enforceable Release (as defined in the Employment Letter Agreement), then you’ll be entitled to:

(i)

Twelve (12) months continued payment of your then-current base salary (subject to applicable deductions and required tax withholdings) in accordance with the Company’s standard payroll procedures, but with the first installment delayed to the first pay period after the Enforceable Release and such first installment to be inclusive of any amounts otherwise payable while the Enforceable Release is pending;

(ii)	Benefits Continuation (as defined in the Employment Letter Agreement) for twelve (12) months beginning in the month after your last day of employment; and

(iii)	An additional six (6) months vesting of your restricted stock units beginning in the month after your last day of employment.

All other terms contained in the Employment Letter Agreement under the heading “Termination of Employment” will remain unchanged.

Except as expressly modified by this Amendment, all of the terms and provisions of the Employment Letter Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein.

[Signature page follows]

I am pleased to confirm the terms of this Amendment to you on behalf of the Company. Please sign and date this Amendment to confirm your agreement to the terms described above and return it to me. For the purposes of this Agreement, a facsimile or electronic signature shall serve as an original.

Sincerely,

IDENTIV, INC.

By:	/s/ Steven Humphreys
Steven Humphreys, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Justin Scarpulla	4/17/2024
Justin Scarpulla	Date